As filed with the Securities and Exchange Commission on February 25, 2005
                                                         REGISTRATION NO. 333-

                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                                  FORM S-4
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                         DOW JONES & COMPANY, INC.
           (Exact name of registrant as specified in its charter)
        DELAWARE                    2711                 13-5034940
     (State or other         (Primary Standard        (I.R.S. Employer
     jurisdiction of             Industrial        Identification Number)
    incorporation or        Classification Code
      organization)               Number)

                             200 LIBERTY STREET
                          NEW YORK, NEW YORK 10281
                               (212) 416-2000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           JOSEPH A. STERN, ESQ.
          VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                         DOW JONES & COMPANY, INC.
                             200 LIBERTY STREET
                          NEW YORK, NEW YORK 10281
                               (212) 416-2000

  (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                 Copies to:
                             LOIS HERZECA, ESQ.
                FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP
                             ONE NEW YORK PLAZA
                          NEW YORK, NEW YORK 10004
                               (212) 859-8000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                        CALCULATION OF REGISTRATION FEE

===============================================================================
                                      PROPOSED    PROPOSED
  TITLE OF EACH     AMOUNT TO BE      MAXIMUM      MAXIMUM        AMOUNT OF
     CLASS OF        REGISTERED       OFFERING    AGGREGATE    REGISTRATION FEE
 SECURITIES TO BE                      PRICE      OFFERING
    REGISTERED                      PER NOTE(1)     PRICE
-------------------------------------------------------------------------------
3.875% Senior
Notes due
2008.............  $225,000,000        100%     $225,000,000      $26,483
-------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act.

                        -----------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES OR CONSUMMATE THE EXCHANGE OFFER UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR EXCHANGE THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO ACQUIRE OR EXCHANGE THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER, SALE OR EXCHANGE IS NOT PERMITTED.

               Subject to Completion, dated February 25, 2005

PROSPECTUS

                         DOW JONES & COMPANY, INC.

                             EXCHANGE OFFER FOR
                                $225,000,000
                        3.875% SENIOR NOTES DUE 2008

     We are offering to exchange up to $225,000,000 of our new 3.875% Senior Notes due 2008 ("exchange notes"), which will be registered under the Securities Act of 1933, as amended (the "Securities Act"), for up to $225,000,000 of our outstanding 3.875% Senior Notes due 2008 (the "outstanding notes"). We are offering to exchange the exchange notes for the outstanding notes to satisfy our obligations contained in the registration rights agreement that we entered into when the outstanding notes were sold pursuant to Rule 144A and Regulation S under the Securities Act. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and will not be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding indebtedness.

     The terms of the exchange notes are identical to the terms of the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the exchange notes.

     There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

The principal features of the exchange offer are as follows:

     o    The exchange offer will expire at 5:00 p.m., New York City time
          on            , 2005, unless we extend it.

     o We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

     o You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

     o The exchange of outstanding notes for exchange notes pursuant to the exchange offer will be a tax free event for United States federal tax purposes.

Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver this prospectus in any resale of the exchange notes.

                         ---------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

              The date of this prospectus is            , 2005

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS.

                             TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----

Where You Can Find More Information........................................i
Incorporation by Reference................................................ii
Forward-Looking Statements...............................................iii
Prospectus Summary.........................................................1
No Cash Proceeds to the Company............................................8
Capitalization.............................................................8
Ratio of Earnings to Fixed Charges.........................................9
Selected Historial Consolidated Financial Information.....................10
The Exchange Offer........................................................12
Description of the Exchange Notes.........................................20
United States Federal Tax Considerations..................................34
Plan of Distribution......................................................41
Legal Matters.............................................................41
Experts...................................................................42

In this prospectus, unless the context otherwise requires, "Dow Jones," "the Company," "we," "us" and "our" and all similar references are to Dow Jones & Company, Inc., unless otherwise stated or the context otherwise requires; "outstanding notes" refers to the 3.875% Senior Notes due 2008 that were issued in a transaction exempt from registration under the Securities Act on February 17, 2005 and "exchange notes" refers to the 3.875% Senior Notes due 2008 offered pursuant to this prospectus; and "initial purchasers" refers to J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain other initial purchasers pursuant to a purchase agreement between us and those entities, dated February 14, 2005, relating to the sale of the outstanding notes. We sometimes refer to the outstanding notes and the exchange notes collectively as the "notes."

                    WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file with the SEC at http://www.sec.gov.

This prospectus incorporates business and financial information about the company that is not included in or delivered with the prospectus. See "Incorporated by Reference" below. We make available free of charge on or through our Internet web site (http://www.dowjones.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, you may request copies of these filings at no cost by writing us at Dow Jones & Company, Inc., 200 Liberty Street, New York, New York, 10281, Attention: Investor Relations.

IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO
LATER THAN       , 2005, WHICH IS FIVE DAYS BEFORE THE EXPIRATION OF THE
EXCHANGE OFFER.

                         INCORPORATION BY REFERENCE

The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information by referring you to those documents that are considered part of this prospectus. Any statement contained in this prospectus or in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein, or in any other subsequently filed document that also is deemed to be incorporated herein or therein by reference, modifies or supersedes such statement. A statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference into this prospectus the documents set forth below that have been previously filed with the SEC, provided, however, that we are not incorporating any information furnished rather than filed on any Current Report on Form 8-K:

     o our Annual Report on Form 10-K for the year ended December 31, 2003;

     o our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

     o our Current Reports on Form 8-K filed on September 20, 2004, November 15, 2004, December 22, 2004, December 23, 2004, January 20, 2005, February 14, 2005 and February 18, 2005 and our Current Report on Form 8-K/A filed on February 14, 2005; and

     o any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering to which this prospectus relates.

To obtain copies of these filings, please see "Where You Can Find More Information" above.

We have filed with the SEC under the Securities Act and the rules and regulations thereunder a registration statement on Form S-4 with respect to the exchange notes. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The exhibits to the registration statement and our Current Report on Form 8-K filed on February 18, 2005 contain the full text of certain agreements and other important documents we have summarized in this prospectus. Because these summaries may not contain all of the information that you may find important in deciding whether to exchange the outstanding notes for exchange notes, you should review the full text of these documents.

                         FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of us. We and our representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in this prospectus (including information incorporated by reference herein). Generally, the inclusion of the words "believe," "expect," "intend," "estimate," "anticipate," "will," and similar expressions, herein (including information incorporated herein by reference), in future filings with the SEC, in our press releases and in oral statements made by our representatives, identify statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act and that are intended to come within the safe harbor protection provided by those sections. The forward-looking statements are and will be based upon management's then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

By their nature, forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties include, but are not limited to:

                       RISKS RELATING TO OUR BUSINESS

ADVERTISING REVENUES

We derive a majority of our revenue from advertising, primarily in connection with our print publications and our online network of web sites. Our overall performance in print publishing is largely dependent on the operating performance of the global Wall Street Journal (including its extended online and television brand and content), which, to a significant extent, is dependent upon business-to-business ("B2B") advertising generated by the distinctive demographic profile of The Wall Street Journal's audience.

Our advertising revenues are negatively impacted by economic downturns in any of our advertising markets, but particularly by downturns in our core market, B2B advertising. We have recently experienced depressed levels of advertising in the B2B market, and B2B advertising buyers continue to make spending decisions increasingly closer to publication dates, generally on a month-to-month basis. Our B2B advertising levels, particularly in technology and finance, which have typically represented approximately 40% of The Wall Street Journal's advertising linage, may or may not return to historical levels. We have experienced decreases in technology advertising, particularly computer software and communications advertising, which we believe may be a result of reduced corporate information technology spending and generally reduced levels of technology company profits and share prices. We have also experienced decreases in financial advertising, including weakness in retail financial advertising, which we believe may be due to retail financial institutions focusing on reaching more mass consumer audiences through advertisements in media that target these audiences, and a decline in tombstone ads, which we believe may be a result of reduced deal activity and changing advertising practices.

Although we have taken initiatives (including the 2002 introduction of our Personal Journal section of The Wall Street Journal and our new Weekend Edition, which will be a weekend publication of The Wall Street Journal beginning in September 2005) to attract more consumer advertising and other diversified advertising, we may or may not be able to further penetrate these new consumer advertising segments. In particular, The Wall Street Journal's broad national circulation limits our ability to provide certain local advertising to consumers, which advertising is featured in the regional publications of some of our competitors. Furthermore, our new Weekend Edition may fail to generate anticipated advertising revenues, resulting in greater losses than are currently expected in its first two years of operation. In addition, the new Weekend Edition may draw advertising away from our other consumer advertising sections, such as the Weekend Journal section of The Wall Street Journal (introduced in 1998) and Personal Journal, for consumer advertising revenues.

Our community newspapers rely on advertising revenue from local advertisers. These revenues may be negatively impacted by the condition of the economy in the areas where our community newspapers are circulated and by the advertising habits of large regional advertisers who may change their spending patterns or go out of business.

CIRCULATION REVENUES

Circulation revenues from our publications, in particular The Wall Street Journal, are another significant source of revenue for us. Our circulation revenue may be impacted by competition from other publications and other forms of media. In addition, the nature of The Wall Street Journal's circulation base, especially its distinctive demographics (in particular, its influential and affluent audience that makes significant B2B spending decisions and spends heavily on personal consumption items), is an important factor in generating circulation and advertising revenues. If we are unable to maintain our core demographic audience, our overall profitability could decline.

Our circulation revenues at The Wall Street Journal and community newspapers may be negatively impacted by the preferences of many younger consumers for news in new media formats and from untraditional sources rather than from newspapers. If these younger consumers maintain these preferences as they age, this development could, in turn, adversely affect the willingness of advertisers to place ads with us and/or the rates they are willing to pay.

Although we seek to cost-effectively maintain our circulation base and its distinctive demographics (including by implementing content, organization and design changes to The Wall Street Journal), we may not be successful in doing so. In addition, we may incur additional costs to do so and we cannot assure you that we will be able to recover these costs through increased circulation and advertising revenues.

SUBSCRIPTIONS

Certain of our electronic publishing businesses, including Dow Jones Newswires, are subscriber-based and are vulnerable to losses in the number of subscribers. For example, Dow Jones Newswires could lose subscriptions, measured by the number of terminals carrying Dow Jones Newswires, as a result of business consolidations and layoffs in the financial services industry. Similarly, WSJ.com, which currently is the largest paid subscription news site on the Internet, may not be able to continue to increase revenues through growing the number of subscribers. Unlike WSJ.com, our competitors do not, for the most part, utilize a full online paid subscription model, and most remain free web sites.

SEASONALITY

Our results of operations are subject to seasonal fluctuations, which typically cause revenues in the third quarter (which includes the months of July and August) to be lower than revenues in the remainder of the year.

COST STRUCTURE

We have engaged in cost-cutting over the last several years, but we may not be able to continue limiting our expense growth. Factors that may impact our ability to control expense growth in the future include our prior cost cutting, the tightening of the labor market and the resulting risk of loss of key employees, and our planned growth initiatives, such as our acquisition of MarketWatch, Inc. ("MarketWatch") and our new Weekend Edition. If we are unable to continue to control expense growth in the future, there may be an adverse effect on our overall profitability.

COMPETITION

All of our products and services face intense competition from other newspapers, national business magazines, television, trade publications, newsletters, research reports and services, free and paid Internet sites, and other new media. We compete for advertising revenues, subscriptions and consumers, which include readers, online users and television viewers. Metropolitan general interest newspapers and many small city or suburban papers carry business and financial content, as do many Internet-based services as well as television and radio. In addition, specialized magazines in the business and financial field, as well as general news magazines, publish substantial amounts of business-related material. The Wall Street Journal also competes for advertising with non-business publications offering audiences of high demographic quality, such as technology and lifestyle magazines. Circulation revenues at our community newspapers may be negatively impacted by local competition, including free publications. Nearly all of these other publications and services seek audiences and seek to sell advertising, making them competitive with our publications and services.

Our efforts to expand in Europe have been limited by substantial competition from local language publications, other international publications, and local and international television networks, as well as the limited nature of the foreign language market which we serve. In Asia, our presence with our Pan-Asia publications may be threatened by developments within the region such that readers may prefer local language or local market publications. As the economies of the various individual Asian nations develop over time, we may encounter further difficulties in continuing to appeal to a broader Pan-Asian audience.

Our Dow Jones Newswires business and financial news products are distributed through a limited number of vendors, which distribute our news over their platforms into financial services companies, that receive our content by way of subscriptions with these vendors. Newswires has entered into a bundling arrangement to deliver a selection of our news on all Moneyline Telerate terminals worldwide; this arrangement is important to Newswires' international revenues and may be adversely affected by the impending acquisition by Reuters of the Moneyline Telerate business. Moreover, sales of our Dow Jones Newswire products may continue to be negatively impacted by technological changes and changes in the brokerage industry, which have resulted in a diminishing reliance on real time news as business and financial news has become increasingly available via Internet-based publications and services. In addition, as we strive to increase our international revenues from the Dow Jones Newswires business, we may not succeed given the competition from and subscribers' desire for, local language news services.

There can be no assurance that we will be able to increase or to maintain the advertising, readership, circulation or subscriptions market share that we currently enjoy. In addition, changes in the regulatory and technological environment are bringing about a global consolidation of media and telecommunications companies and convergence among various forms of media. As a result, our operations could face increased competition from larger media entities.

INTELLECTUAL PROPERTY

We rely on a combination of trademarks, trade names, copyrights, and other proprietary rights, as well as contractual arrangements, including licenses, to establish and protect our intellectual property and brand names. We believe our proprietary trademarks and other intellectual property rights are important to our continued success and our competitive position.

Dow Jones Indexes licenses, sometimes exclusively, our proprietary indexes and trademarks to exchanges and financial institutions for use as the basis of financial products. For example, Dow Jones has licensed the Dow Jones Industrial Average index and related trademarks to the American Stock

Exchange as the basis of the DIAMONDS exchange-traded fund. Two lawsuits relevant to the index licensing industry are pending in the U.S. District Court for the Southern District of New York. Each of these suits is testing an index provider's ability to enforce its intellectual property rights with respect to certain licensing activities. Although we are not a party to either lawsuit, if the index provider's intellectual property rights are successfully challenged, our ability to license our own index-related property for certain uses may be impaired and our revenues related to such licensing activities could be negatively impacted.

ACQUISITIONS

From time to time, we seek out strategic and financially attractive acquisition opportunities. Such acquisitions may affect our costs, revenues, profitability and financial position. Acquisitions, including our recent acquisition of MarketWatch, involve risks and uncertainties, including difficulties in integrating acquired operations, diversions of management resources and loss of key employees, challenges with respect to operating new businesses, debt incurred in financing such acquisitions (including the related possible reduction in our credit ratings and increase in our cost of borrowing) and unanticipated problems and liabilities.

NEW BUSINESS OPPORTUNITIES AND STRATEGIC ALLIANCES

There are substantial uncertainties associated with our efforts to leverage our brands to develop new business opportunities and to generate advertising and other revenues from these products. Initial timetables for the introduction and development of new products or services may not be achieved and price and profitability targets may not prove feasible. For example, we may be unable to successfully control expenses relating to the launch of our new Weekend Edition and may not achieve the gains from advertising revenues that we hope to achieve. We also face challenges in our attempts to achieve new strategic alliances and to improve the growth and profitability of existing strategic alliances. For example, we occasionally make non-controlling minority investments in public and private entities. We may have limited voting rights and, therefore, an inability to influence the direction of such entities. Therefore, the success of these ventures may be dependent upon the efforts of our partners, fellow investors and licensees. In addition, external factors, such as the development of competitive alternatives and market response, may negatively impact the success of these new opportunities and alliances.

MDC/CANTOR FITZGERALD LEGAL PROCEEDING

We are currently party to a legal proceeding with Market Data Corp. ("MDC") and Cantor Fitzgerald Securities with respect to our obligations, if any, under a guarantee issued to MDC and Cantor Fitzgerald Securities. The guarantee relates to certain annual "minimum payments" owed through October 2006 by Telerate under certain conditions for data acquired by Telerate from Cantor Fitzgerald Securities and MDC under contracts entered into by Telerate when Telerate was a subsidiary of ours. We have established a reserve ($259.2 million as of September 30, 2004) to cover payments we may need to make if we are required to perform under the guarantee to Cantor Fitzgerald Securities and MDC. However, if we are required to make payments under this guarantee, whether pursuant to a judgment in the litigation or a settlement agreement, those payments would negatively impact our cash flow.

LABOR RELATIONS

Approximately 28% of our full-time employees is unionized. As a result, we are required to negotiate the wages, salaries, benefits, staffing levels and other terms with many of our employees collectively. Our results could be adversely affected if labor negotiations caused work interruptions or if we are unable to negotiate agreements on reasonable terms. In addition, in light of our efforts to manage expenses, we may face difficulties in attracting and retaining qualified personnel, particularly as the labor market tightens and more opportunities are available elsewhere with higher wages.

NEWSPRINT PRICES

Newsprint is our single most important raw material and represented approximately 7.5% of our total operating expenses in each of 2003 and 2004. The price of newsprint has historically been volatile. Consolidation in the North American newsprint industry has reduced the number of suppliers. This has led to paper mill closures and conversions to other grades of paper, which, in turn, have decreased overall newsprint capacity and increased the likelihood of price increases in the future. Our operating results could be adversely affected if newsprint prices increase significantly.

WORLD EVENTS

Our results of operations may be affected in various ways by events beyond our control, such as wars, political unrest, natural disasters and acts of terrorism. The September 11th terrorist attacks in the United States and the war in Iraq each contributed to a downturn in the U.S. domestic economy that, in turn, resulted in a temporary decline in advertising. Similar events may occur in the future and could have a material adverse effect on our operating results.

                       RISKS RELATING TO MARKETWATCH

In addition to the acquisition-related risks described under "--Risks Relating to Our Business - Acquisitions" above, in connection with our acquisition of MarketWatch, we face the risk that the market for online advertising will not grow as rapidly as we expect or that we will ultimately be unable to capitalize on any such growth. Like our other online products and services, the MarketWatch business is vulnerable to the following risks and uncertainties, among others: competition for readers and advertising revenues; changes in demand for its products and services, including its licensing business; fluctuations in traffic levels on its web sites; and potential increased regulation, including with respect to privacy laws.

                        RISKS RELATING TO THE NOTES

RATINGS OF THE EXCHANGE NOTES

The exchange notes have been rated "A2" by Moody's Investors Service, "A-" by Standard and Poor's Ratings Services and "A" by Fitch Ratings, all of which are "investment grade" ratings of senior debt securities. A rating is not a recommendation to purchase, hold or sell notes, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Rating organizations may lower their respective ratings of the notes or decide not to continue to rate the notes in their sole discretion. Each rating should be evaluated independently of any other rating. The reduction, suspension or withdrawal of the ratings of the exchange notes will not, in and of itself, constitute an event of default under the indenture. However, any reduction, suspension or withdrawal of these ratings may adversely affect the market price or legality of the exchange notes.

NO ASSURANCE OF A TRADING MARKET IN THE EXCHANGE NOTES

The initial purchasers have advised us that they presently intend to make a market in the exchange notes as permitted by applicable law. No initial purchaser is obligated, however, to make a market in the exchange notes and any market-making may be discontinued at any time in the sole discretion of the initial purchasers. No assurance can be given as to the liquidity of any trading market for the exchange notes, or the ability of the holders of the exchange notes to sell their exchange notes or the price at which such holders may be able to sell their exchange notes. An active market for the exchange notes may not develop or be sustained. If an active market does not develop or continue, the market price and liquidity of the exchange notes may be adversely affected.

YOU MAY HAVE DIFFICULTY SELLING THE OUTSTANDING NOTES WHICH YOU DO NOT
EXCHANGE

If you do not exchange your outstanding notes for the exchange notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your outstanding notes. Those transfer restrictions are described in the indenture relating to the notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the outstanding notes under the Securities Act.

If a large number of outstanding notes are exchanged for notes issued in the exchange offer, it may be more difficult for you to sell your unexchanged outstanding notes because there may not be an active trading market for your unexchanged outstanding notes. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to have those outstanding notes registered under the Securities Act.

See "The Exchange Offer--Consequences of Failure to Exchange Your
Outstanding Notes" for a discussion of the possible consequences of failing to exchange your outstanding notes.

                                  ----------

The foregoing discussion of risks and uncertainties is not exhaustive, and we have disclosed other risks and uncertainties in our reports filed with the SEC that are incorporated by reference in this prospectus. See "Incorporation by Reference." Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect us. If any of these risks and uncertainties develops into actual events, these developments could have material adverse effects on our business, properties, results of operations or financial position. For these reasons, we caution you not to place undue reliance on our forward-looking statements.

                             PROSPECTUS SUMMARY

This summary highlights information about Dow Jones, the exchange offer and the notes contained or incorporated by reference in this prospectus. It does not contain all the information that may be important to you. You should read carefully this entire prospectus and the documents incorporated by reference in this prospectus.

DOW JONES & COMPANY, INC.

We are a provider of global business and financial news and information through newspapers, newswires, magazines, the Internet, indexes, television and radio. In addition to The Wall Street Journal and our international and online editions, we publish Barron's, Dow Jones Newswires and Dow Jones Indexes. We also provide news and information of general interest to local communities through our Ottaway group of community newspapers throughout the U.S. We are co-owner with Reuters Group of Factiva, with Hearst of SmartMoney and with NBC Universal of the CNBC television operations throughout Asia and Europe. We also provide news content to CNBC and radio stations in the U.S.

The Wall Street Journal Online network of web sites includes the Online Journal at WSJ.com, the world's largest subscription news site, with 712,000 subscribers, Barron's Online, CareerJournal.com, CollegeJournal.com, RealEstateJournal.com, StartUpJournal.com and OpinionJournal.com. In addition, with our recent acquisition of MarketWatch, discussed below under "-- Recent developments," our online network now also includes MarketWatch.com and BigCharts.com.

RECENT DEVELOPMENTS

The MarketWatch Acquisition

On January 21, 2005, we completed the acquisition of MarketWatch for a purchase price of approximately $533 million, excluding transaction costs, financed in part by $438.7 million of commercial paper borrowings, a portion of which will be refinanced with the proceeds of this offering. MarketWatch is a leading provider of business news, financial information and analytical tools and operates two award-winning web sites:
MarketWatch.com and BigCharts.com. These free, advertising-supported web sites serve approximately seven million unique visitors per month with timely market news and information. MarketWatch also operates the MarketWatch Information Services group, which is a leading licensor of market news, data, investment analysis tools and other online applications to financial services firms, media companies, and corporations. For the nine months ended September 30, 2004, MarketWatch had total net revenues of approximately $57.8 million and net income of approximately $1.7 million.

We believe that the MarketWatch acquisition will complement The Wall Street Journal Online network, which provides premium business news to about three million unique visitors per month. By combining the traffic of the Wall Street Journal network of web sites and MarketWatch, our web sites are expected to have close to nine million unduplicated unique visitors per month. We also expect that the licensing businesses of MarketWatch will provide additional assets, such as online charting and other tools, which will extend the reach of our business-to-business licensing operations. We intend to integrate MarketWatch into our Consumer Electronic Publishing business, which comprises The Wall Street Journal Online at WSJ.com, other free advertising-supported vertical web sites, licensing of content to web sites, and The Wall Street Journal Radio Network.

Results for Fourth Quarter of 2004 and Full Year 2004

On January 27, 2005, we announced our results of operations for the fourth quarter of 2004 and full year 2004. These results are preliminary and have not been audited and, consequently, are subject to change or adjustment.

Revenues for the fourth quarter of 2004 totaled $437.2 million, up 3.9% over the fourth quarter of 2003, while operating income was $51.7 million, a decrease of 6.5% from the fourth quarter of 2003. Net income for the fourth quarter of 2004 was $35.6 million, as compared with $44.3 million for the fourth quarter of 2003.

For full year 2004, revenues were $1.67 billion, up 8% as compared to $1.55 billion in 2003, while operating income was $162.2 million, as compared to $142.9 million in 2003. Net income for full year 2004 was $99.5 million, as compared with $170.6 million for full year 2003.

For full year 2004, revenues and operating income increased from 2003 levels in each of our operating segments. For the fourth quarter of 2004:

     o Print publishing revenue for the fourth quarter of 2004 of $247.9 million declined 2.1% from the same period in 2003, while operating income of $26.2 million increased 40.1% from the same period in 2003 primarily due to tight cost controls;

     o Electronic publishing revenue for the fourth quarter of 2004 of $101 million increased 20.9% from the same period in 2003, while operating income of $15.9 million fell 11.1% from the same period in 2003 mainly due to reduced profits at Dow Jones Newswires; and

     o Ottaway Community Newspapers revenue for the fourth quarter of 2004 of $88.3 million increased 5.0% from the same period in 2003, while operating income of $23.5 million fell 6.6% from the same period in 2003 mainly due to higher newsprint prices and investments in a new internet initiative and content management system.

                                  ----------

Dow Jones is a Delaware corporation. Our principal executive offices are located at 200 Liberty Street, New York, New York 10281, and our telephone number is (212) 416-2000.

                       SUMMARY OF THE EXCHANGE OFFER

On February 17, 2005, we sold $225,000,000 aggregate principal amount of our 3.875% Senior Notes due 2008 in a transaction exempt from registration under the Securities Act. We are conducting this exchange offer to satisfy our obligations contained in the registration rights agreement that we entered into in connection with that sale. You should read the discussion under the headings "The Exchange Offer" and "Description of the Exchange Notes" for further information regarding the exchange notes to be issued in the exchange offer.

SECURITIES OFFERED      Up to $225,000,000 aggregate principal amount of
                        3.875% Senior Notes due 2008, registered under the Securities Act. The terms of the exchange notes offered in the exchange offer are identical to those of the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the exchange notes.

THE EXCHANGE OFFER      We are offering exchange notes in exchange for a
                        like principal amount of our outstanding notes.
                        You may tender your outstanding notes for exchange notes by following the procedures described under the heading "The Exchange Offer."

EXPIRATION
DATE; WITHDRAWAL        The exchange offer will expire at 5:00 p.m., New
                        York City time, on               , 2005, unless we
                        extend it. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration of this exchange offer. See "The
                        Exchange Offer--Terms of the Exchange Offer" for a more complete description of the tender and withdrawal period.

CONDITIONS TO THE
EXCHANGE OFFER          The exchange offer is not be subject to any
                        conditions, other than that the exchange offer does not violate any applicable law or applicable interpretations of the staff of the SEC. The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange.

PROCEDURES FOR
TENDERING OUTSTANDING
NOTES To participate in this exchange offer, you must properly complete and duly execute a letter of transmittal, which accompanies this prospectus, and transmit it, along with all other documents required by such letter of transmittal, to the exchange agent on or before the expiration date at the address provided on the cover page of the letter of transmittal.

                        In the alternative, you can tender your outstanding notes by book-entry delivery following the procedures described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you.

                        If a holder of outstanding notes desires to tender such notes and the holder's outstanding notes are not immediately available, or time will not permit the holder's outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected pursuant to the guaranteed delivery procedures described in this prospectus.

                        See "The Exchange Offer--How to Tender Outstanding Notes for Exchange."

UNITED STATES
FEDERAL TAX
CONSIDERATIONS          Your exchange of outstanding notes for exchange
                        notes to be issued in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See "United States
                        Federal Tax Considerations" for a summary of United
                        States federal income tax consequences associated with the exchange of outstanding notes for the exchange notes and the ownership and disposition of those exchange notes.

USE OF PROCEEDS         We will not receive any cash proceeds from the
                        exchange offer.

EXCHANGE AGENT          The Bank of New York.

CONSEQUENCES OF
FAILURE TO
EXCHANGE YOUR
OUTSTANDING NOTES       Outstanding notes not exchanged in the exchange
                        offer will continue to be subject to the restrictions on transfer that are described in the legend on the outstanding notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We do not currently intend to register the outstanding notes under the Securities Act. If your outstanding notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your outstanding notes.

RESALES Based on interpretations of the staff of the SEC, we believe that you may offer for sale, resell or otherwise transfer the exchange notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if:

                        o you acquire the exchange notes issued in the exchange offer in the ordinary course of your business;

                        o you are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

                        o you are not an "affiliate" of Dow Jones, as described in Rule 405 of the Securities Act.

                        If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you incur.

                        Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will deliver this prospectus when it resells or transfers any exchange notes issued in the exchange offer. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers.

                       SUMMARY OF THE EXCHANGE NOTES

ISSUER                 Dow Jones & Company, Inc.

SECURITIES OFFERED     $225,000,000 aggregate principal amount of 3.875%
                       Senior Notes due 2008.

MATURITY               The exchange notes will mature on February 15, 2008.

INTEREST Interest on the exchange notes will accrue at the rate of 3.875% per year, payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2005.

RANKING The exchange notes will be senior unsecured obligations and will rank equally with the outstanding notes and all of our other unsecured and unsubordinated debt. Holders of the exchange notes will generally have a position junior to the claims of the creditors, including trade creditors, of our subsidiaries.

OPTIONAL REDEMPTION    We may redeem all or part of the exchange notes at our
                       option at a redemption price equal to the greater of:

                          o      100% of the principal amount of the
                                 exchange notes being redeemed; and

                          o      the Make-Whole Amount (as defined in
                                 "Description of the Exchange
                                 Notes--Optional Redemption");

                       plus, in each case, accrued interest to the redemption date.

COVENANTS              The terms of the exchange notes contain covenants for
                       your benefit.  These covenants restrict our ability to:

                         o     incur debt secured by liens; and

                         o     engage in sale and lease-back transactions.

                       These covenants are, however, subject to significant exceptions. See "Description of the Exchange Notes--Covenants."

FURTHER ISSUES         We may from time to time, without notice to or the
                       consent of the registered holders of the exchange notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with the exchange notes in all respects, as described under "Description of the Exchange
                       Notes--Further Issues."

BOOK-ENTRY             The exchange notes will be issued in book-entry form
                       and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of Cede & Co., DTC's nominee.
                       Beneficial interests in the exchange notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee; and these interests may not be exchanged for certificated exchange notes, except in limited circumstances. See
                       "Description of the Exchange Notes--Book-Entry;
                       Delivery and Form; Global Notes."

NO LISTING             We do not intend to list the exchange notes on any
                       securities exchange.


You should carefully consider all of the information in this prospectus. In particular, you should evaluate the information set forth under "Forward-Looking Statements."

For a more complete description of the terms of the exchange notes, see "Description of the Exchange Notes."

                      NO CASH PROCEEDS TO THE COMPANY

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes and have agreed to pay the expenses of the exchange offer. In consideration for issuing the exchange notes as contemplated in the registration statement, of which this prospectus is a part, we will receive in exchange outstanding notes in like principal amount. The form and terms of the exchange notes are identical to the form and terms of the outstanding notes, except as otherwise described herein under "The Exchange Offer--Terms of the Exchange Offer." The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding indebtedness.

                               CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2004, on (1) a historical basis, (2) a pro forma basis to reflect our acquisition of MarketWatch and our commercial paper borrowings incurred in connection therewith, and (3) a pro forma basis as adjusted to reflect the offering of the outstanding notes and the application of the proceeds therefrom, and the initial purchasers' discount paid in connection with that offering. The information in this table does not give effect to any other events subsequent to September 30, 2004.

----------------------------------------------------------------------------
                                               AS OF SEPTEMBER 30, 2004
                                          ----------------------------------
                                                                   PRO FORMA,
                                                                       AS
(DOLLARS IN THOUSANDS)                     ACTUAL     PRO FORMA     ADJUSTED
------------------------------------------------------------------------------
Cash and cash equivalents.................  $21,006      $ 8,350     $ 7,338(3)
                                          ====================================

Debt (including current maturities):
   Commercial paper.......................  196,553(1)   635,253(2)  410,354
   Notes, net of issuance discount........       --           --     224,899
                                          ------------------------------------
      Total debt..........................  196,553      635,253     635,253

Total stockholders' equity................  121,854      143,733     143,733

                                          ------------------------------------
Total capitalization......................  $318,407     $778,986    $778,986
                                          ====================================

(1) Consists of commercial paper supported by our revolving credit agreements, which aggregate to $440 million at September 30, 2004; there are no borrowings outstanding under these credit agreements.

(2) Includes $438.7 million of commercial paper supported by our revolving credit agreements described in note (1) above, as well as our $260 million 60-day credit agreement entered into in connection with our acquisition of MarketWatch; there are no borrowings outstanding under this credit agreement.

(3) Reflects the payment of the initial purchasers' discount paid in connection with the offering of the outstanding notes.

                     RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical and pro forma ratio of our earnings to our fixed charges for the periods indicated.

-------------------------------------------------------------------------------
                                      NINE MONTHS
                                            ENDED
                                        SEPTEMBER   YEAR ENDED DECEMBER 31,
                                              30,  --------------------------
                                             2004  2003  2002  2001  2000  1999

-------------------------------------------------------------------------------
Ratio of earnings to fixed charges(1)....    8.02 13.41 13.99 4.92  4.18 15.94
Pro forma ratio of earnings to fixed
charges(2)...............................    5.63  8.90    --   --    --    --
Pro forma ratio of earnings to fixed
charges - supplemental(3)................    4.73  7.34    --   --    --    --
-------------------------------------------------------------------------------

(1) For purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings from continuing operations before income taxes and before income (losses) from equity method investments plus
     (a) fixed charges, excluding capitalized interest, (b) amortization of capitalized interest and (c) cash distributions from equity method investments. Fixed charges include (a) interest expense, whether expensed or capitalized, (b) amortization of debt issuance costs and
     (c) the portion of operating rental expense which management believes is representative of the interest component of rent expense.

(2) Pro forma ratio of earnings to fixed charges reflects the pro forma effects on earnings and fixed charges, as defined in note (1) above, depicting the estimated impact of incremental interest expense attributable to the outstanding notes.

(3) The pro forma ratio of earnings to fixed charges - supplemental reflects the pro forma effects on earnings and fixed charges, as defined in note (1) above, depicting the estimated impact of the MarketWatch acquisition, including incremental interest expense attributable to the outstanding notes and the remaining $213.8 million of commercial paper borrowings (at an interest rate of 2.52% as of the closing date of the MarketWatch acquisition) utilized to fund the acquisition of MarketWatch.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following tables present our selected historical consolidated financial data as of the dates and for the periods indicated. The selected historical consolidated balance sheet and income statement data at December 31, 2003, 2002, 2001, 2000 and 1999 and for each of the five years ended December 31, 2003 are derived from our audited consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm. You should read this information in conjunction with our consolidated financial statements and notes and our "Management Discussion and Analysis of Financial Condition and Results of Operations" section that are contained in our Annual Report on Form 10-K for the year ended December 31, 2003, and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2004, which are incorporated by reference into this prospectus. See "Incorporation by Reference." The information for the interim periods is unaudited, but includes all adjustments, consisting only of normal recurring adjustments, which are, in management's opinion, necessary for a fair statement of these periods. The interim results of operations may not be indicative of the results for the full year.

------------------------------------------------------------------------------------------------------------------------------

                                                                                                        NINE MONTHS ENDED
                                                    FISCAL YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
 (IN THOUSANDS, EXCEPT PER SHARE     -------------------------------------------------------------   ----------------------
 AMOUNTS)                                2003         2002        2001         2000         1999        2004         2003
INCOME STATEMENT DATA:               ----------   ----------   ----------  ----------   ----------   ----------  ----------
  Revenues
      Advertising................... $ 871,817    $ 877,681    $1,052,322  $1,467,244   $1,230,412   $ 694,683   $ 622,733
      Information services..........   286,863      281,220      289,321     281,366      315,110      242,251     214,194
      Circulation and other.........   389,805      400,272      431,440     454,008      456,313      297,369     290,835
                                    ------------------------------------------------------------------------------------------
   Total revenues................... 1,548,485    1,559,173    1,773,083   2,202,618    2,001,835    1,234,303   1,127,762
   Operating expenses............... 1,405,572    1,484,090    1,662,884   1,704,392    1,612,294    1,123,826   1,040,143
                                    ------------------------------------------------------------------------------------------
   Operating income.................   142,913      75,083       110,199     498,226      389,541      110,477     87,619

   Other income (deductions)(1).....    79,390(2)  190,164(3)     (1,185)   (420,231)(4)   28,389(5)    (1,859)    61,569(2)
   Income taxes.....................    51,704      63,741        10,794     196,957      145,501       44,694     22,841
                                    ------------------------------------------------------------------------------------------
   Net income (loss)................ $ 170,599    $ 201,506    $  98,220   $(118,962)   $ 272,429    $  63,924   $ 126,347
                                    ==========================================================================================
  Earnings (loss) per share:
      Basic                          $    2.09   $     2.41   $     1.15  $    (1.35)  $     3.01   $      .78  $     1.55
      Diluted                             2.08         2.40         1.14       (1.35)        2.99          .78        1.54

BALANCE SHEET DATA (AT PERIOD END):
   Cash and cash equivalents........ $  23,514    $  39,346    $  21,026   $  49,347    $  86,388    $  21,006   $  22,177
   Total assets..................... 1,304,154    1,207,659    1,298,340   1,362,056    1,512,713    1,379,559   1,300,387
   Long-term debt...................   153,110       92,937      173,958     150,865      149,945      196,553     193,564
   Stockholders' equity.............   129,661       30,571       41,777     158,768      553,490      121,854      87,398

Other Cash Flow and Operating Data:
   Net cash provided by operating
   activities....................... $ 219,900    $ 145,596    $ 341,733   $ 446,447    $ 297,027    $ 146,897   $ 144,639
   Dividends per share..............      1.00         1.00         1.00        1.00          .96         1.00         .75
   Advertising volume
   (year-over-year percentage
   change):
      The Wall Street Journal.......      (1.3)%      (17.6)%      (37.6)%      14.1%        17.9%         1.3%       (4.7)%
      The Asian Wall Street Journal.       2.0        (24.0)       (29.0)       25.2          9.6         (3.6)        8.7
      The Wall Street Journal Europe       9.3        (22.6)       (28.9)       14.9         26.1          0.5        16.2
      Barron's......................     (16.0)       (10.4)       (33.4)       12.9         16.1         12.2       (16.7)
      Community newspapers..........      (1.6)        (1.8)        (2.5)        3.6          0.4          4.9        (1.4)
  Electronic publishing (at period
  end):

      Dow Jones Newswires terminals.   293,000      308,000      330,000     346,000      318,000      297,000     289,000
      WSJ.com subscribers...........   689,000      679,000      626,000     535,000      375,000      701,000     686,000

------------------------------------------------------------------------------

(1)  Net of minority interests.

(2) Non-operating income in 2003 included a gain of $59.8 million related to the resolution of a loss contingency related to the sale of our former Telerate subsidiary (first quarter 2003), $6.7 million of interest income related to an IRS tax refund (third quarter 2003) and a gain of $18.7 million from a non-monetary exchange of interests with the von Holtzbrinck Group in The Wall Street Journal Europe and the von Holtzbrinck Group's business daily, Handelsblatt (fourth quarter). Non-operating income in 2003 also included a charge of $9.5 million related to the accretion of discount on a contract guarantee.


                                     10



(3) Non-operating income in 2002 included a gain of $197.9 million from the sale of businesses, net of an $11.9 million charge related to the accretion of discount on a contract guarantee.

(4) Non-operating deductions in 2000 included investment write-downs totaling $178.5 million and a loss reserve of $255 million on a contract guarantee related to the sale of our former Telerate subsidiary. These losses were partially offset by net gains on sales of businesses and investments totaling $18.1 million.

(5) Non-operating income in 1999 included a net gain of $51.6 million on the sale of certain businesses and investments.

                                  ----------


See "Prospectus Summary--Recent Developments" for information regarding our results of operations for the fourth quarter of 2004 and full year 2004.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

In connection with the sale of the outstanding notes on February 17, 2005, we entered into a registration rights agreement with the initial purchasers of the outstanding notes, which requires us to:

     o use our commercially reasonable efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the outstanding notes for an issue of registered exchange notes with terms identical to the outstanding notes except that the exchange notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below;

     o offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for the exchange notes;

     o keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the notes;

     o use our commercially reasonable efforts to complete the exchange offer on or before 210 days after the date of issuance of the outstanding notes; and

     o if obligated to file a shelf registration statement, use our commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the outstanding notes.

If the exchange offer is not completed on or before September 17, 2005 or the shelf registration statement, if required, is not effective on or before October 17, 2005, we will be obligated to pay additional interest to each holder of outstanding notes, in an amount equal to 0.25% per year for the first 90-day period (or portion thereof) after either of such events occurs, which rate will be increased by 0.25% per year at the beginning of the subsequent 90-day period and continue thereafter, provided that the maximum aggregate increase in the interest rate shall in no event exceed 0.50% per year.

A copy of the registration rights agreement is attached as an exhibit to our Current Report on Form 8-K filed on February 18, 2005, which is incorporated by reference herein. See "Incorporation by Reference."

TERMS OF THE EXCHANGE OFFER

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange outstanding notes, which are properly tendered on or before the expiration date and are not withdrawn as permitted below, for exchange notes. The expiration date for this exchange offer is 5:00 p.m.,
New York City time, on          , 2005, or such later date and time to which
we, in our sole discretion, extend the exchange offer.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that:

     o    the exchange notes will have been registered under the Securities
          Act;

     o the exchange notes will not bear the restrictive legends restricting their transfer under the Securities Act; and

     o the exchange notes will not contain the registration rights and additional interest provisions contained in the outstanding notes.

Notes tendered in the exchange offer must be in minimum denominations of $5,000 and integral multiples of $1,000 in excess thereof.

We expressly reserve the right, in our sole discretion:

     o    to extend the expiration date;

     o    to delay accepting any outstanding notes;

     o if any condition set forth below under "--Conditions to the Exchange Offer" has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; or

     o    to amend the exchange offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make a public announcement of any extension, delay, non-acceptance, termination or amendment, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency, which may be an agency controlled by us.

During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

HOW TO TENDER OUTSTANDING NOTES FOR EXCHANGE

When the holder of outstanding notes tenders, and we accept such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender such notes for exchange must, on or prior to the expiration date:

     o transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to The Bank of New York, which will act as the exchange agent, at the address set forth below under the heading "--The Exchange Agent"; or

     o if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent at the address set forth below under the heading "--The Exchange Agent."

In addition, either:

     o the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

     o the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent's account at DTC, along with the letter of transmittal or an agent's message; or

     o the holder must comply with the guaranteed delivery procedures described below.

The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, or "book-entry confirmation," which states that DTC has received an express acknowledgement that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the outstanding notes surrendered for exchange are tendered:

     o    by a registered holder of the outstanding notes; or

     o    for the account of an eligible institution.

An "eligible institution" is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

     o reject any and all tenders of any outstanding note improperly tendered;

     o refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

     o waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor shall any of us incur any liability for failure to give such notification.

If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or any power of attorney, these persons should so indicate when signing, and you must submit proper evidence satisfactory to us of those persons' authority to so act unless we waive this requirement.

By tendering, each holder will represent to us that the person acquiring exchange notes in the exchange offer, whether or not that person is the holder, is obtaining them in the ordinary course of its business, and neither the holder nor that other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer. If any holder or any other person is an "affiliate," as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the notes to be acquired in the exchange offer, the holder or any other person:

     o may not rely on applicable interpretations of the staff of the SEC; and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer who acquired its outstanding notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES ISSUED IN THE EXCHANGE OFFER

Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue exchange notes registered under the Securities Act in exchange for the tendered outstanding notes. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "-- Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered outstanding note. Registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the registration rights agreement, we may be required to make payments of additional interest to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer.

In all cases, we will issue exchange notes for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

     o certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC;

     o a properly completed and duly executed letter of transmittal or an agent's message; and

     o    all other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or nonexchanged notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, the nonexchanged notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to the DTC account as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer within two business days after the commencement of the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. The participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify the acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must:

     o be transmitted to and received by the exchange agent at the address set forth below under "-- The Exchange Agent" on or prior to the expiration date; or

     o    comply with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

If a holder of outstanding notes desires to tender such notes and the holder's outstanding notes are not immediately available, or time will not permit the holder's outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     o the holder tenders the outstanding notes through an eligible institution;

     o prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, acceptable to us, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     o the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

You may withdraw tenders of your outstanding notes at any time prior to the expiration of the offer.

For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under "-- The Exchange Agent." Any such notice of withdrawal must:

     o specify the name of the person that has tendered the outstanding notes to be withdrawn;

     o identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

     o where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, the outstanding notes withdrawn will be credited to an account maintained with DTC for the outstanding notes. The outstanding notes will be returned or credited to the DTC account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under "--How to Tender Outstanding Notes for Exchange" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

Notwithstanding any other provisions of this exchange offer, we are not required to accept the outstanding notes in the exchange offer or to issue the exchange notes, and we may terminate or amend the exchange offer, if at any time before the acceptance of outstanding notes for exchange or the exchange of the exchange notes for the outstanding notes, that acceptance or issuance would violate any applicable law or any interpretations of the staff of the SEC.

The preceding condition is for our sole benefit, and we may assert it regardless of the circumstances giving rise to any such condition. We may waive the preceding condition in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of this right, and each right shall be deemed an ongoing right which we may assert at any time and from time to time.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange.

THE EXCHANGE AGENT

The Bank of New York has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By mail, hand or overnight delivery:
      Bank of New York, as Exchange Agent
      Corporate Trust Operations

      Reorganization Unit
      101 Barclay Street, 7 East
      New York, New York 10286
      Attention:

By telecopier:

      (212) 298-1915

Confirm by telephone:

      (212) 815-

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by registered or certified mail, by hand, or by overnight delivery service.

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses.

The cash expenses to be incurred in connection with the exchange offer will be paid by us.

TRANSFER TAXES

Holders who tender their outstanding notes for exchange notes will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any applicable transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE OUTSTANDING NOTES

Holders who desire to tender their outstanding notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to accrue interest and to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering memorandum dated February 14, 2005, relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of those outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Upon completion of the exchange offer, holders of any remaining outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

EXCHANGING OUTSTANDING NOTES

Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder that is a broker-dealer who acquired outstanding notes for its own account as a result of market-making or other trading activities or by any holder which is an "affiliate" of us within the meaning of Rule 405 under the Securities Act. The exchange notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     o the holder is not a broker-dealer tendering notes acquired directly from us;

     o the person acquiring the exchange notes in the exchange offer, whether or not that person is a holder, is acquiring them in the ordinary course of its business; and

     o neither the holder nor that other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer.

However, the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in these other circumstances.

Each holder must furnish a written representation, at our request, that:

     o    it is not an affiliate of us;

     o it is not a broker-dealer tendering notes acquired directly from us;

     o it is not engaged in, and does not intend to engage in, a distribution of the notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of notes issued in the exchange offer; and

     o it is acquiring the exchange notes in the ordinary course of its business.

Each holder who cannot make such representations:

     o will not be able to rely on the interpretations of the staff of the SEC in the above-mentioned interpretive letters;

     o will not be permitted or entitled to tender outstanding notes in the exchange offer; and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of outstanding notes, unless the sale is made under an exemption from such requirements.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes must acknowledge that these outstanding notes were acquired by that broker-dealer as a result of market-making or other trading activities and that it will deliver this prospectus in connection with any resale of such notes issued in the exchange offer. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

In addition, to comply with state securities laws of certain jurisdictions, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We have not agreed to register or qualify the exchange notes for offer or sale under state securities laws.

                     DESCRIPTION OF THE EXCHANGE NOTES

The outstanding notes have been issued, and the exchange notes will be issued, under an indenture, dated February 17, 2005, between us and The Bank of New York, as trustee. The following summary of provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms. This summary may not contain all information that you may find useful. You should read the indenture and the notes, copies of which are available from us upon request. In addition, a copy of the indenture is attached as an exhibit to our Current Report on Form 8-K filed on February 18, 2005, which is incorporated by reference herein. See "Incorporated by Reference." Capitalized terms used and not defined in this summary have the meanings specified in the indenture. For purposes of this section, (1) references to "the Company" are only to Dow Jones & Company, Inc. and not to any of the subsidiaries of the Company and (2) unless the context otherwise requires, the term "notes" refers to the outstanding notes and the exchange notes. The terms of the exchange notes are identical to the terms of the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the exchange notes.

GENERAL

The notes will have the following basic terms:

o the notes will initially be limited to $225 million aggregate principal amount (subject to the rights of the Company to issue additional notes as described under "--Further Issues" below);

o    the notes will accrue interest at a rate of 3.875% per year;

o interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided (or if no interest has been paid or duly provided for, from the issue date of the notes), payable semiannually in arrears on February 15 and August 15 of each year, beginning on August 15, 2005;

o the notes will mature on February 15, 2008, unless redeemed prior to that date;

o we may redeem the notes in whole or in part at any time at our option as described under "--Optional Redemption"; and

o the exchange notes will be our senior unsecured obligations and will rank equally with the outstanding notes and all of our other existing and future unsecured and unsubordinated debt.

Interest will be paid to the person in whose name a note is registered at the close of business on the February 1 or August 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, and interest will be made on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York City are authorized or required by law, regulation or executive order to close.

The notes will be issued only in registered form without coupons in denominations of $5,000 and integral multiples of $1,000 in excess of that amount. The notes will be represented by one or more global notes registered in the name of a nominee of DTC.

The notes will not be subject to any sinking fund.

We may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.

Any outstanding notes that remain outstanding after completion of the exchange offer, together with the exchange notes issued in the exchange offer, will be treated as a single class of securities under the indenture, including for purposes of amending the indenture.

PAYMENT AND TRANSFER OR EXCHANGE

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by the Company for such purpose (which initially will be the corporate trust office of the trustee located at 101 Barclay Street, New York, New York 10286). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes is no longer represented by a global note, payment of interest on certificated notes in definitive form may, at our option, be made by check mailed directly to holders at their registered addresses. See "--Book-Entry; Delivery and Form; Global Notes" below.

A holder may transfer or exchange any certificated notes in definitive form at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Company is not required to transfer or exchange any note selected for redemption for a period of 15 days before mailing of a notice of redemption of notes to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

All amounts of principal of and premium, if any, or interest on the notes paid by the Company that remain unclaimed two years after such payment was due and payable will be repaid to the Company, and the holders of such notes will thereafter look solely to the Company for payment.

RANKING

The exchange notes will be our senior unsecured obligations and will rank equally with the outstanding notes and all of our other current and future unsecured and unsubordinated debt.

Because our operations are partially conducted through our subsidiaries, the cash flow and the consequent ability to service our indebtedness, including the notes, will be partially dependent upon the earnings of our subsidiaries and the distribution of those earnings or upon the payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make funds available to us, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to contractual or statutory restrictions, depend upon the earnings of those subsidiaries and are subject to various business considerations.

Any right that we may have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of such subsidiary's creditors, including trade creditors. In addition, the notes will effectively rank junior in right of payment to any secured indebtedness which we may incur in the future to the extent of the assets securing such indebtedness.

OPTIONAL REDEMPTION

We may redeem any of the notes in whole or in part, at our option, at any time prior to their maturity, at a redemption price equal to the greater of
(1) 100% of the principal amount of the notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury Rate plus 10 basis points (the "Make-Whole Amount"), plus accrued interest thereon to the redemption date.

"Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

"Comparable Treasury Price" means, with respect to any redemption date for the notes, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

"Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

"Reference Treasury Dealer" means each of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated or their respective affiliates which are primary U.S. government securities dealers, and their respective successors, and two other firms which are primary U.S. government securities dealers that the Company selects; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City, the Company will substitute therefor another such primary U.S. government securities dealer.

"Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 3:30 p.m., New York time, on the third business day preceding such redemption date.

"Treasury Rate" means, with respect to any redemption date for the notes, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day-count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

We will mail notice of any redemption at least 30 days, but not more than 60 days, before the redemption date to each holder of notes to be redeemed. If less than all the notes are to be redeemed at any time, the trustee will select notes to be redeemed on a pro rata basis or by another method that the trustee deems fair and appropriate.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portion thereof called for redemption.

COVENANTS

The indenture does not, among other things:

     o limit the amount of indebtedness or lease obligations that may be incurred by us and our subsidiaries;

     o restrict us from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock; or

     o contain provisions which would give holders of the notes the right to require us to repurchase their notes in the event of a decline in the credit rating of our debt securities resulting from a change in control, recapitalization or similar restructuring or from any other event.

Limitation on Liens

The indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any Debt secured by any Lien on any Principal Property or upon any shares of capital stock or Debt of any Restricted Subsidiary, unless the Company secures or causes that Restricted Subsidiary to secure the notes (together with, if the Company so determines, any other Debt of the Company or any Restricted Subsidiary, then existing or thereafter created, which is not subordinate to the notes) equally and ratably with such secured Debt, unless the aggregate amount of all such secured Debt, together with all Attributable Debt outstanding pursuant to the first paragraph of the "--Limitation on Sale and Lease-Back Transactions" covenant described below, would not exceed 10% of Consolidated Total Assets.

The foregoing restrictions will not apply to the following:

     o Liens on any Principal Property, shares of capital stock or Debt existing at the date of the indenture;

     o Liens on Principal Property, shares of capital stock or Debt of any corporation or other Person existing at the time such corporation or other Person becomes a Restricted Subsidiary;

     o Liens on any Principal Property, shares of capital stock or Debt existing at the time of acquisition thereof by the Company or a Restricted Subsidiary;

     o Liens securing Debt of (x) a Restricted Subsidiary to the Company or to another Restricted Subsidiary or (y) the Company to a Restricted Subsidiary;

     o Liens on Principal Property to secure the payment of all or any part of the purchase price of such Principal Property upon the acquisition of such Principal Property by the Company or a Restricted Subsidiary or to secure any Debt incurred prior to, at the time of, or within 180 days after, the later of the date of acquisition of such Principal Property and the date such Principal Property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Liens to secure any Debt incurred for the purpose of financing the cost to the Company or a Restricted Subsidiary of construction, alteration or improvement to such acquired Principal Property;

     o Liens on Principal Property of a corporation or other Person existing at the time such corporation or other Person is merged or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the Principal Property of a corporation or other Person as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; provided, that such Lien as a result of such merger, consolidation, sale, lease or other disposition is not extended to Principal Property owned by the Company or such Restricted Subsidiary immediately prior thereto;

     o mechanics' liens, tax liens, liens in favor of any governmental body to secure progress, advance or other payments or the acquisition of Principal Property from any governmental body pursuant to contract or provision of statute;

     o    Liens associated with a sale or discount of accounts receivable;

     o Liens in favor of the trustee in respect of expenses incurred or services rendered pursuant to the indenture;

     o Liens to secure bonds posted in order to obtain stays of judgments, attachments or orders in legal proceedings being contested in good faith, including, without limitation, such Liens, if any, in connection with legal proceedings as disclosed in the Company's reports and filings under the Exchange Act;

     o Liens securing industrial revenue bonds, pollution control bonds or other similar tax-exempt bonds;

     o any other liens, charges and encumbrances incidental to construction, conduct of business or ownership of Principal Property of the Company or any Restricted Subsidiary which were not incurred in connection with borrowing money or obtaining advances or credits or the acquisition of Principal Property and in the aggregate do not materially impair use of any Principal Property or which are being contested in good faith by the Company or such Restricted Subsidiary; or

     o any extension, renewal or replacement (including successive extensions, renewals or replacements), as a whole or in part, of any of the above-enumerated Liens; provided, however, that (1) such extension, renewal or replacement Liens are limited to all or part of the same Principal Property, shares of capital stock or Debt that secured the Liens extended, renewed, or replaced (plus improvements on such Principal Property) and (2) the principal amount of Debt secured by such Liens at such time is not increased.

Limitation on Sale and Lease-Back Transactions

The indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless the aggregate amount of all Attributable Debt with respect to such transactions, together with all Debt outstanding pursuant to the first paragraph of the "--Limitation on Liens" covenant described above, would not exceed 10% of Consolidated Total Assets.

The foregoing restrictions will not apply to any Sale and Lease-Back Transaction if:

     o the lease is for a period, including renewals, of not more than three years;

     o    the transaction is between the Company and a Restricted
          Subsidiary or between Restricted Subsidiaries;

     o the purchaser's commitment is obtained within 180 days before or after the acquisition, construction or placing in service of the Principal Property;

     o the Company or such Restricted Subsidiary would be entitled under the "--Limitation on Liens" covenant described above to incur Debt secured by a Lien on such Principal Property to be leased back in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction without equally and ratably securing the notes; or

     o the Company or such Restricted Subsidiary, within 180 days after the effective date of the transaction, applies (1) to the retirement of notes or other Debt of the Company or any Restricted Subsidiary or (2) to the purchase of or investment in property, securities or other assets which will be used (or, in the case of any securities, are capital stock issued by a company engaged) in the Company's business or that of its Restricted Subsidiaries as then being conducted, in each case, an amount equal to the net proceeds of the sale or transfer of the Principal Property so sold and leased back pursuant to such arrangement.

Consolidation, Merger and Sale of Assets

The Company may consolidate or merge with or into any other Person, and may sell or transfer all or substantially all of its assets to another Person, provided that the following conditions are satisfied:

     o the Company is the continuing entity, or the resulting, surviving or transferee Person (the "Successor") is a Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor (if not the Company) shall expressly assume, by supplemental indenture all the obligations of the Company under the notes and the Indenture;

     o immediately after giving effect to such transaction, no Default or Event of Default under the indenture has occurred and is continuing; and

     o the trustee receives from the Company, if requested, an officer's certificate and an opinion of counsel that the merger, consolidation or transfer and such supplemental indenture, as the case may be, complies with the applicable provisions of the indenture.

If the Company consolidates or merges with or into any other entity or sells all or substantially all of its assets in accordance with the indenture, the Successor will be substituted for the Company in the indenture, with the same effect as if it had been an original party to the indenture. As a result, the Successor may exercise the Company's rights and powers under the indenture, and the Company will be released from all its liabilities and obligations under the indenture and under the notes.

Any substitution of the Successor for the Company might be deemed for federal income tax purposes to be an exchange of the notes for "new" notes, resulting in recognition of gain or loss for such purposes and possibly certain other adverse tax consequences to beneficial owners of the notes. You should consult your own tax advisor regarding the tax consequences of any such substitution.

DEFINITIONS

"Attributable Debt" means, when used in respect of any Sale and Lease-Back Transaction, as of the time of the determination, the lesser of (1) the sale price of the Principal Property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to present value at the implicit interest factor, determined in accordance with generally accepted financial practice, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights and excluding the rental obligations, calculated on the same basis, that any sublessee has for all or part of the same property) during the remaining portion of the base term of the lease included in such transaction.

"Consolidated Total Assets" means the aggregate amount of assets of the Company and its Restricted Subsidiaries on a consolidated basis, as set forth on the most recent balance sheet of the Company and its Subsidiaries and computed in accordance with GAAP.

"Debt" means, with respect to any Person, notes, bonds, debentures or other evidences of indebtedness for money borrowed, lease obligations of a lessee which are capitalized in accordance with GAAP, Debt of others secured by a lien on any Principal Property of such Person, and guarantees of such Person, in each case which appear on the consolidated balance sheet of such Person as a liability in accordance with GAAP.

"GAAP" means generally accepted accounting principles in the United States as in effect on the date of the indenture.

"Lien" means any mortgage, lien, security interest, pledge, charge or other encumbrance; provided that in no event will an operating lease or any Uniform Commercial Code financing statement filed in respect thereof be deemed to constitute a Lien.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

"Principal Property" means real property owned or leased under a capital lease and used by the Company or any Restricted Subsidiary, located in the United States and having an acquisition cost plus capitalized improvements in excess of 1% of Consolidated Total Assets as of the date of determination; provided, however, that the term "Principal Property" does not include any such real property financed through the issuance of tax exempt governmental obligations, or any such real property that has been determined in good faith by the Company's board of directors not to be material to the businesses conducted by, or financial condition of, the Company and its Subsidiaries taken as a whole, effective as of the date the board action is adopted.

"Restricted Subsidiary" means any Subsidiary other than a Subsidiary substantially all the real properties of which are located, or substantially all the operations of which are conducted, outside the United States.

"Sale and Lease-Back Transaction" means, with respect to any Person, any arrangement whereby (1) property has been or is to be sold or transferred by such Person to any other Person with the intention on the part of such Person of taking back a lease of such property pursuant to which the rental payments are calculated to amortize the purchase price of such property substantially over the useful life of such property and (2) such property is in fact so leased by such Person.

"Subsidiary" means any corporation or other Person of which at least a majority of all outstanding stock or equivalent interests having ordinary voting power in the election of directors or members of any equivalent management body of such corporation or other Person is at the time, directly or indirectly, owned by the Company or by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries.

EVENTS OF DEFAULT

Each of the following events are defined in the indenture as an "Event of Default" (whatever the reason for such Event of Default and whether or not it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) with respect to the notes:

     (1) default in the payment of any installment of interest on the notes for 30 days after becoming due;

     (2) default in the payment of principal on or premium, if any, on the notes when it becomes due and payable at maturity, upon optional redemption, upon declaration or otherwise;

     (3) default in the performance, or breach, of any covenant or agreement of the Company in the indenture with respect to the notes (other than as referred to in clause (1) or (2) above), which continues for a period of 90 days after written notice to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the outstanding notes;

     (4) default under or in respect of Debt of the Company or any Significant Subsidiary with an aggregate principal amount then outstanding in excess of $25 million, which default results in the acceleration of maturity of such Debt, unless such Debt or acceleration is discharged or annulled within 30 days after written notice to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the notes outstanding;

     (5) the Company or any of its Significant Subsidiaries pursuant to or within the meaning of the Bankruptcy Law:

          o    commences a voluntary case or proceeding;

          o consents to the entry of an order for relief against it in an involuntary case or proceeding;

          o consents to the appointment of a Custodian of it or for all or substantially all of its property;

          o    makes a general assignment for the benefit of its creditors;

          o files a petition in bankruptcy or answer or consent seeking reorganization or relief;

          o consents to the filing of such petition or the appointment of or taking possession by a Custodian; or

          o takes any comparable action under any foreign laws relating to insolvency; or

     (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

          o is for relief against the Company or any of its Significant Subsidiaries in an involuntary case, or adjudicates the Company or any of its Significant Subsidiaries insolvent or bankrupt;

          o appoints a Custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company or any of its Significant Subsidiaries; or

          o orders the winding-up or liquidation of the Company or any of its Significant Subsidiaries (or any similar relief is granted under any foreign laws)

          and the order or decree remains unstayed and in effect for 60 days.

"Bankruptcy Law" means Title 11, United States Code or any similar federal or state or foreign law for the relief of debtors.

"Custodian" means any custodian, receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

"Significant Subsidiary" means any Subsidiary of the Company that, as of the date of determination, is a "significant subsidiary" as defined in Regulation S-X promulgated by the SEC.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency, or reorganization of us) occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the notes outstanding by notice to us and the trustee, may, and the trustee at the request of these holders shall, declare the principal of, and premium, if any, and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency, or reorganization of us occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

The holders of not less than a majority in aggregate principal amount of the notes outstanding may rescind a declaration of acceleration and its consequences, if all events of default with respect to the notes, other than the non-payment of the principal and other amounts which has become due solely by such acceleration, have been cured or waived, as provided in the indenture.

The indenture provides that the trustee will, within 90 days after knowledge of the occurrence of default with respect to the notes, give the holders of the notes notice of such default known to it; provided that, except in the case of default in the payment of principal of or premium, if any, or interest, if any, on any of the notes, the trustee will be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of the notes.

We are required to furnish the trustee annually a statement by certain of our officers to the effect that, to the best of their knowledge, we are not in default in the fulfillment of any of our obligations under the indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. We are also required to deliver to the trustee, within thirty days after knowledge of the occurrence thereof, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default.

No holder of any note will have any right to institute any judicial or other proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy unless:

     (1) an Event of Default shall have occurred and be continuing and such holder shall have given the trustee prior written notice of such continuing Event of Default;

     (2) the holders of not less than 25% of the outstanding principal amount of notes shall have requested the trustee to institute proceedings in respect of such Event of Default;

     (3) the trustee shall have been offered indemnity satisfactory to it against its costs, expenses and liabilities in complying with such request;

     (4) the trustee shall have failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

     (5) no direction inconsistent with such written request shall have been given for 60 days by the holders of a majority in principal amount of the outstanding notes.

The holders of a majority in principal amount of notes outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the notes or exercising any trust or power conferred to the trustee, and to waive certain defaults. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will exercise such of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the notes unless they shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

MODIFICATION AND WAIVERS

Modification and amendments of the indenture and the notes may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the notes outstanding affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

     o change the stated maturity of the principal of, or installment of interest on, any note;

     o reduce the principal amount of, or the rate of interest on, any notes;

     o reduce any premium payable on the redemption of any note or change the date on which any note may or must be redeemed;

     o change the coin or currency in which the principal of or interest on any note is payable;

     o impair the right of any holder to institute suit for the enforcement of any payment on or after the stated maturity of any note;

     o reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required in order to take certain actions;

     o reduce the requirements for quorum or voting by holders of notes in the indenture or the notes;

     o modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of notes except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected thereby; or

     o    modify any of the above provisions.

We and the trustee may, without the consent of any holders, modify or amend the terms of the indenture and the notes with respect to the following:

     o    to cure any ambiguity, omission, defect or inconsistency;

     o to comply with the covenant described above under "Covenants -- Consolidation, Merger and Sale of Assets;"

     o    to add any additional events of default;

     o to add to our covenants for the benefit of holders of the notes or to surrender any right or power conferred upon us;

     o to add one or more guarantees for the benefit of holders of the notes;

     o    to secure the notes pursuant to the covenants of the indenture;

     o    to add or appoint a successor or separate trustee or other agent;

     o to provide for the issuance of the exchange notes, which will have terms substantially identical in all material respects to the notes (except that the transfer restrictions contained in the notes will be modified or eliminated, as appropriate, and there will be no registration rights), and which will be treated, together with any outstanding notes, as a single issue of securities;

     o    to provide for the issuance of any additional notes;

     o to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

     o    to comply with the rules of any applicable securities depository;

     o to provide for uncertificated notes in addition to or in place of certificated notes; and

     o to change any other provision if the change does not adversely affect the interests of any holder of notes.

The holders of at least a majority in aggregate principal amount of the notes outstanding may, on behalf of the holders of all notes, waive compliance by the Company with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the notes outstanding may, on behalf of the holders of all notes, waive any past default and its consequences under the indenture with respect to the notes, except a default (1) in the payment of principal or premium, if any, or interest on notes or (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each note. Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the indenture; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any rights consequent thereon.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

We may discharge certain obligations to holders of the notes that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including the principal and premium, if any, and interest to the date of such deposit (if the notes have become due and payable) or to the maturity thereof or the date of redemption of the notes, as the case may be.

The indenture provides that we may elect either (1) to defease and be discharged from any and all obligations with respect to the notes (except for, among other things, other obligations to register the transfer or exchange of the notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency with respect to the notes and to hold moneys for payment in trust) ("legal defeasance") or (2) to be released from our obligations to comply with the restrictive covenants under the indenture, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to the notes and clauses (3) and (4) under "--Events of Default" will no longer be applied ("covenant defeasance"). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars, or U.S. Government obligations, or both, applicable to the notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the notes on the scheduled due dates therefor.

If we effect covenant defeasance with respect to the notes and the notes are declared due and payable because of the occurrence of any Event of Default other than under clauses (4) and (5) of "--Events of Default," the amount in U.S. dollars, or U.S. Government obligations, or both, on deposit with the trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the notes at the time of the stated maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the notes to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

FURTHER ISSUES

We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as, and ranking equally and ratably with, the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes, or except for the first payment of interest following the issue date of such additional notes). Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the notes, and will vote together as one class on all matters with respect to the notes.

SAME-DAY SETTLEMENT AND PAYMENT

The notes will trade in the same-day funds settlement system of DTC until maturity or until we issue the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

BOOK-ENTRY; DELIVERY AND FORM; GLOBAL NOTES

The exchange notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered certificated form.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated notes and will not be considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of physical certificate of that interest.

All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC will exchange each global note for certificated notes, which it will distribute to its participants.

Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the initial purchasers nor the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The indenture provides that, if (1) DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be eligible under the indenture and we do not appoint a successor depository within 90 days, (2) we determine that the notes shall no longer be represented by global notes and execute and deliver to the trustee a company order to such effect or
(3) an event of default with respect to the notes shall have occurred and be continuing, the global notes will be exchanged for notes in certificated form of like tenor and of an equal principal amount, in authorized denominations. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Euroclear and Clearstream, Luxembourg

If the depositary for a global security is DTC, you may hold interests in the global security through Clearstream Banking, societe anonyme, which we refer to as "Clearstream, Luxembourg," or Euroclear Bank S.A./ NV, as operator of the Euroclear System, which we refer to as "Euroclear," in each case, as a participant in DTC. Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers' securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers' securities in the depositaries' names on DTC's books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on one hand, and other participants in DTC, on the other hand, would also be subject to DTC's rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

GOVERNING LAW

The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

The Bank of New York is the trustee under the indenture and has also been appointed by the Company to act as registrar, transfer agent, paying agent and exchange agent for the notes.

The Bank of New York has provided a loan commitment to us under our five-year revolving credit agreement and from time to time has provided us with foreign exchange services, as well as services in connection with our share repurchase program. In addition, from time to time The Bank of New York acts as an escrow agent for us. The Bank of New York has received, and will continue to receive, customary consideration in connection with these transactions. In the ordinary course of business, affiliates of The Bank of New York are customers of our various products and services for which they pay us customary fees. In addition, the trustee is permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default, or else resign.

                   UNITED STATES FEDERAL TAX CONSIDERATIONS

The following summary describes the material United States federal income tax consequences and, in the case of a non-U.S. holder (as defined below), the material United States federal estate tax consequences, of purchasing, owning and disposing of the exchange notes and exchanging the outstanding notes for the exchange notes.

This summary deals only with outstanding notes and exchange notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

     o    dealers in securities or currencies;

     o    traders in securities;

     o United States holders (as defined below) whose functional currency is not the United States dollar;

     o persons holding outstanding notes or exchange notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

     o    persons subject to the alternative minimum tax;

     o    certain United States expatriates;

     o    financial institutions;

     o    insurance companies;

     o controlled foreign corporations, foreign personal holding companies, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

     o entities that are tax-exempt for United States federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts; and

     o pass-through entities, including partnerships and entities and arrangements classified as partnerships for United States federal tax purposes, and beneficial owners of pass-through entities.

If you are a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) holding outstanding notes or exchange notes or a partner in such a partnership, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and you should consult your own tax advisor regarding the United States federal income and estate tax consequences of purchasing, owning and disposing of the exchange notes and exchanging the outstanding notes for the exchange notes.

This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local income or foreign income or other tax consequences. This summary is based on United States federal income and estate tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of exchange notes and exchanging the outstanding notes for the exchange notes as set forth in this summary. Before you purchase exchange notes or exchange your outstanding notes for exchange notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of exchange notes and exchanging the outstanding notes for the exchange notes that may be applicable to you.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of the outstanding notes for the exchange notes in the exchange offer will not be a taxable exchange for United States federal income tax purposes and, accordingly, for such purposes you will not recognize any taxable gain or loss as a result of such exchange and you will have the same tax basis and holding period in the exchange notes as you had in your outstanding notes immediately before the exchange.

UNITED STATES HOLDERS

The following summary applies to you only if you are a United States holder, as defined below.

Definition of a United States Holder

A "United States holder" is a beneficial owner of an outstanding note or an exchange note that is for United States federal income tax purposes:

     o    an individual citizen or resident of the United States;

     o a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

     o an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

     o a trust, if (1) a United States court is able to exercise primary supervision over the trust's administration and one or more "United States persons" (within the meaning of the Code) has the authority to control all of the trust's substantial decisions, or
          (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a "United States person."

Payments of Interest

Payments of interest on your exchange notes will be taxed as ordinary interest income. In addition:

     o if you use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your exchange notes in your gross income at the time you receive the interest; and

     o if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your exchange notes in your gross income at the time the interest accrues.

Market Discount and Bond Premium

If you purchase an exchange note (or purchased the outstanding note for which the exchange note was exchanged, as the case may be) at a price that is less than its principal amount, the excess of the principal amount over your purchase price will be treated as "market discount." However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date you purchased the exchange note or outstanding note, as the case may be.


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

Under the market discount rules of the Internal Revenue Code, you generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, an exchange note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, you may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of all or a portion of your interest expense on any indebtedness incurred or continued to purchase or carry the exchange note (or the outstanding note for which the exchange note was exchanged, as the case may be). In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the exchange note (or the outstanding note for which the exchange note was exchanged, as the case may be) to the maturity date of the exchange note, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. You may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the exchange note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

If you purchase an exchange note (or purchased the outstanding note for which the exchange note was exchanged, as the case may be) for an amount in excess of the amount payable at maturity of the exchange note, you will be considered to have purchased the exchange note (or outstanding note) with "bond premium" equal to the excess of your purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). It may be possible for you to elect to amortize the premium using a constant yield method over the remaining term of the exchange note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the exchange note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of your prior interest inclusions on the exchange note, and finally as a carryforward allowable against your future interest inclusions on the exchange note. The election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. You should consult your own tax advisor concerning the computation and amortization of any bond premium on your exchange note.

Constant Yield Election

As an alternative to the above-described rules for including interest payments and any market discount in income and amortizing any bond premium, you may elect to include in gross income all interest that accrues on an exchange note, including stated interest, any market discount (including any de minimis market discount) and adjustments for any bond premium, on the constant yield method. If such an election were made, you would be deemed to have made an election to amortize bond premium, which as discussed above applies to all debt instruments held or subsequently acquired by you. Particularly for United States holders who are on the cash method of accounting, a constant yield election may have the effect of causing you to include interest in income earlier than would be the case if no such election were made, and the election may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

Sale or Other Disposition of the Exchange Notes

Upon the sale, redemption or other taxable disposition of an exchange note, you generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (less any amount attributable to accrued interest, which will be taxable in the manner described above under "--Payments of Interest") and your adjusted tax basis in the exchange note. Your adjusted tax basis in an exchange note will generally equal the cost of the exchange note (or, in the case of an exchange note acquired in exchange for an outstanding note in the exchange offer, the tax basis of the outstanding note, as discussed above under "--United States Federal Income Tax Consequences of the Exchange Offer"), increased by the amount of any market discount with respect to your exchange note previously included in your gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest with respect to your exchange note.

Your gain or loss generally will be capital gain or loss (except with respect to accrued market discount that has not previously been included in income, as discussed above under "--Market Discount and Bond Premium"). Such capital gain or loss will be long-term capital gain or loss if the exchange note has been held for more than one year at the time of the disposition (taking into account for this purpose, in the case of an exchange note received in exchange for an outstanding note in the exchange offer, the period of time that the outstanding note was held).

Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 15%.

Backup Withholding

In general, "backup withholding" at a rate of 28% may apply:

     o to any payments made to you of principal of and interest on your exchange note, and

     o to payment of the proceeds of a sale or other disposition of your exchange note,

if you are a non-corporate United States holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

NON-UNITED STATES HOLDERS

The following summary applies to you if you are a beneficial owner of an exchange note that is not a United States holder (as defined above) and also is not a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) (a "non-U.S. holder"). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways being present in the United States:

     o    on at least 31 days in the calendar year, and

     o for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

Resident aliens are subject to United States federal income tax as if they were United States citizens.

United States Federal Withholding Tax

Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and interest on your exchange notes under the "portfolio interest" exception of the Internal Revenue Code, provided that in the case of interest:

     o you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

     o you are not a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code);

     o you are not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

     o such interest is not effectively connected with your conduct of a United States trade or business; and

     o you provide a signed written statement, on an Internal Revenue Service Form W-8BEN (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

          (A)  us or our paying agent; or

          (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds your exchange notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

If you cannot satisfy the requirements of the "portfolio interest" exception described above, payments of interest made to you will be subject to 30% United States federal withholding tax unless you provide us or our paying agent with a properly executed (1) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on an exchange note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

United States Federal Income Tax

Except for the possible application of United States federal withholding tax discussed under "--United States Federal Withholding Tax" above and backup withholding tax discussed under "--Backup Withholding and Information Reporting" below, you generally will not have to pay United States federal income tax on payments of principal of and interest on your exchange notes, or on any gain or accrued interest realized from the sale, redemption, retirement at maturity or other disposition of your exchange notes unless:

     o in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the "portfolio interest" exception described above or claim an exemption under an applicable income tax treaty;

     o in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your exchange notes, and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses, generally will be subject to a flat 30% United States federal income tax, even though you are not considered a resident alien under the Code); or

     o the interest or gain is effectively connected with your conduct of a United States trade or business, and, if required by an applicable income tax treaty, is attributable to a United States "permanent establishment" maintained by you.

If you are engaged in a trade or business in the United States and interest or gain in respect of your exchange notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is attributable to a United States "permanent establishment" maintained by you), the interest or gain generally will be subject to United States federal income tax on a net basis at the regular graduated rates and in the manner applicable to a United States holder (although the interest will be exempt from the withholding tax discussed in the preceding paragraphs if you provide a properly executed Internal Revenue Service W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence.

United States Federal Estate Tax

If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your exchange notes generally will not be subject to the United States federal estate tax, unless, at the time of your death:

     o you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder; or

     o your interest on the exchange notes is effectively connected with your conduct of a United States trade or business.

Backup Withholding and Information Reporting

Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-United States holder as described in "--Non-United States Holders--United States Federal Withholding Tax" above, and provided that neither we nor our paying agent has actual knowledge that you are a United States holder as described in "--United States Holders" above. However, we or our paying agent may be required to report to the IRS and you payments of interest on the exchange notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

The gross proceeds from the disposition of your exchange notes may be subject to information reporting and backup withholding tax at a rate of up to 28%. If you sell your exchange notes outside the United States through a non-United States office of a broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your exchange notes through a non-U.S. office of a broker that:

     o    is a United States person as defined in the Internal Revenue
          Code;

     o derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

     o is a "controlled foreign corporation" for U.S. federal income tax purposes; or

     o    is a foreign partnership, if at any time during its tax year:

          (i) one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

          (ii) the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your exchange notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

                            PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by holders thereof, other than any holder which is (A) an "affiliate" of our company within the meaning of Rule 405 under the Securities Act, (B) a broker-dealer who acquired notes directly from our company or (C) broker-dealers who acquired notes as a result of market-making or other trading activities, without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such exchange notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes. However, broker-dealers receiving the exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such exchange notes. To date, the staff of the SEC has taken the position that these broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer, other than a resale of an unsold allotment from the sale of the outstanding notes to the initial purchasers thereof, with the prospectus contained in the exchange offer registration statement. Pursuant to the registration rights agreement, we have agreed to permit these broker-dealers to use this prospectus in connection with the resale of such exchange notes. We have agreed that, for a period of 120 days after the exchange offer has been completed, we will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests such documents in the letter of transmittal.

Each holder of the outstanding notes who wishes to exchange its outstanding notes for exchange notes in the exchange offer will be required to make certain representations to us as set forth in "The Exchange Offer."

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

We have agreed to pay the expenses incident to the exchange offer and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

                               LEGAL MATTERS

The validity of the exchange notes offered hereby will be passed on for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

                                  EXPERTS

The consolidated financial statements of Dow Jones & Company, Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Dow Jones & Company, Inc. for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of MarketWatch, Inc. incorporated in this Prospectus by reference to our Current Report on Form 8-K/A filed on February 14, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

                                $225,000,000

                               EXCHANGE OFFER




                              [DOW JONES LOGO]




                        3.875% SENIOR NOTES DUE 2008

                                 __________


                                 PROSPECTUS

                                 __________






                                                   , 2005

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, employees and agents prosecuted in a criminal action or sued in a civil action or proceeding, including, under certain circumstances, suits by or in the right of Dow Jones, for any expenses, including attorneys' fees, or any liabilities which may be incurred as a consequence of such action or proceeding, under the conditions stated in that section.

     Section 32 of Dow Jones' bylaws provides for indemnification of officers and directors to the full extent permitted by the Delaware General Corporation Law.

     Dow Jones maintains directors' and officers' liability and corporation reimbursement insurance for the benefit of Dow Jones and its directors and officers. The policy provides coverage for certain amounts paid as indemnification pursuant to the provisions of Delaware Law and Dow Jones' bylaws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)  Exhibits

EXHIBIT                           DESCRIPTION
NUMBER
-------- ------------------------------------------------------------------
  1.1 Purchase Agreement, dated February 14, 2005, among Dow Jones & Company, Inc., J.P. Morgan Securities, Inc., Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several initial purchasers listed in
          Schedule 1 thereto, which is hereby incorporated by reference to
          Exhibit 1.1 to the registrant's Current Report on Form 8-K, filed on February 18, 2005.

  4.1 The Indenture, dated February 17, 2005, between Dow Jones & Company, Inc. and The Bank of New York, as trustee, which is incorporated by reference to Exhibit 4.1 to the registrant's Current Report on Form 8-K on February 18, 2005.

  4.2 Form of Initial Note and Form of Exchange Note (included within the Indenture filed as Exhibit 4.1), which is hereby incorporated by reference to Exhibit 4.2 to the registrant's Current Report on Form 8-K, filed on February 18, 2005.

  4.3 The Registration Rights Agreement, dated February 17, 2005, among Dow Jones & Company, Inc., J.P. Morgan Securities, Inc., Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several initial purchasers listed in Schedule 1 to the Purchase Agreement, which is hereby incorporated by reference to Exhibit 4.3 to the registrant's Current Report on Form 8-K, filed on February 18, 2005.

  5.1     Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

  12.1    Computation of Ratio of Earnings to Fixed Charges.

  23.1 Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in the opinion filed as Exhibit 5.1).

  23.2    Consent of PricewaterhouseCoopers LLP.

  23.3    Consent of PricewaterhouseCoopers LLP.

  24.1 Power of Attorney (included on the signature page to the Registration Statement).

  25.1 Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of The Bank of New York, as trustee.

  99.1 Form of Letter of Transmittal, with respect to outstanding notes and exchange notes.

  99.2 Form of Notice of Guaranteed Delivery, with respect to outstanding notes and exchange notes.

  99.3 Form of Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owners.

  99.4    Form of Letter to Clients.

          (b)   Financial Statement Schedules

      Not applicable.

          (c)   Item 4(b) Information

      Not applicable.

ITEM 22. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) to remove from registration means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (5) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

     (6) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 25th day of February, 2005.

                                    DOW JONES & COMPANY, INC.


                                    By: /s/ Christopher W. Vieth
                                       ----------------------------------
                                       Christopher W. Vieth
                                       Vice President and Chief Financial
                                       Officer

                              POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter R. Kann and Joseph A. Stern, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

         SIGNATURE                    TITLE                   DATE
---------------------------  -----------------------  ----------------------

/s/ Peter R. Kann            Chief Executive Officer       February 25, 2005
---------------------------  and Director (principal
Peter R. Kann                executive officer)

/s/ Richard F. Zannino       Executive Vice President      February 25, 2005
---------------------------  and
Richard F. Zannino           Chief Operating Officer
                             (principal executive
                             officer)

/s/ Christopher W. Vieth     Vice President and Chief      February 25, 2005
---------------------------  Financial Officer
Christopher W. Vieth         (principal financial
                             officer)

/s/ Robert E. Perrine        Controller and Chief          February 25, 2005
---------------------------  Accounting Officer
Robert E. Perrine            (principal accounting
                             officer)

                             Director
---------------------------
Christopher Bancroft

/s/ Lewis B. Campbell        Director                      February 25, 2005
---------------------------
Lewis B. Campbell

/s/ Harvey Golub             Director                      February 25, 2005
---------------------------
Harvey Golub

/s/ Roy A. Hammer            Director                      February 25, 2005
---------------------------
Roy A. Hammer

/s/ Leslie Hill              Director                      February 25, 2005
---------------------------
Leslie Hill

                             Director
---------------------------
Irvine O. Hockaday, Jr.

/s/ Dieter von Holtzbrinck   Director                      February 25, 2005
---------------------------
Dieter von Holtzbrinck

/s/ Vernon E. Jordan, Jr.    Director                      February 25, 2005
---------------------------
Vernon E. Jordan, Jr.

/s/ David K. P. Li           Director                      February 25, 2005
---------------------------
David K. P. Li

/s/ M. Peter McPherson       Director                      February 25, 2005
---------------------------
M. Peter McPherson

/s/ Frank N. Newman          Director                      February 25, 2005
---------------------------
Frank N. Newman

/s/ James H. Ottaway, Jr.    Director                      February 25, 2005
---------------------------
James H. Ottaway, Jr.

/s/ Elizabeth Steele         Director                      February 25, 2005
---------------------------
Elizabeth Steele

/s/ William C. Steere, Jr.   Director                      February 25, 2005
---------------------------
William C. Steere, Jr.

                               EXHIBIT INDEX

Exhibit No.            Description
-----------            -----------

  1.1 Purchase Agreement, dated February 14, 2005, among Dow Jones & Company, Inc., J.P. Morgan Securities, Inc., Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several initial purchasers listed in
          Schedule 1 thereto, which is hereby incorporated by reference to
          Exhibit 1.1 to the registrant's Current Report on Form 8-K, filed on February 18, 2005.

  4.1 The Indenture, dated February 17, 2005, between Dow Jones & Company, Inc. and The Bank of New York, as trustee, which is incorporated by reference to Exhibit 4.1 to the registrant's Current Report on Form 8-K on February 18, 2005.

  4.2 Form of Initial Note and Form of Exchange Note (included within the Indenture filed as Exhibit 4.1), which is hereby incorporated by reference to Exhibit 4.2 to the registrant's Current Report on Form 8-K, filed on February 18, 2005.

  4.3 The Registration Rights Agreement, dated February 17, 2005, among Dow Jones & Company, Inc., J.P. Morgan Securities, Inc., Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several initial purchasers listed in Schedule 1 to the Purchase Agreement, which is hereby incorporated by reference to Exhibit 4.3 to the registrant's Current Report on Form 8-K, filed on February 18, 2005.

  5.1     Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

  12.1    Computation of Ratio of Earnings to Fixed Charges.

  23.1 Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in the opinion filed as Exhibit 5.1).

  23.2    Consent of PricewaterhouseCoopers LLP.

  23.3    Consent of PricewaterhouseCoopers LLP.

  24.1 Power of Attorney (included on the signature page to the Registration Statement).

  25.1 Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of The Bank of New York, as trustee.

  99.1 Form of Letter of Transmittal, with respect to outstanding notes and exchange notes.

  99.2 Form of Notice of Guaranteed Delivery, with respect to outstanding notes and exchange notes.

  99.3 Form of Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owners.

  99.4    Form of Letter to Clients.